MERRILL LYNCH BOND FUND, INC.

HIGH INCOME PORTFOLIO

SERIES NO. 1

FILE # 811-2857

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
6/16/2005	Emmis Communications 9.31% 6/15/12	$350,000,000	$7,250,000	Banc of America Securities Deutsche Bank Securities Merrill Lynch
7/14/2005	CCM Merger (MotorCity Casino) 8% 8/1/13	$300,000,000	$2,875,000	Deutsche Bank Securities Merrill Lynch
7/14/2005	Petroleum Export LTD/Cayman 5.27% 6/15/11	$903,621,000	$15,000,000	Morgan Stanley BNP Paribas Merrill Lynch EFG Hermes Holding Co National Bank of Egypt HC Securities & Investments Banque Misr
8/10/2005	Sierra Pacific Resources 6.75% 8/15/17	$225,000,000	$4,200,000	Merrill Lynch Lehman Brothers Deutsche Bank ABN AMRO Inc BNY Capital Markets Scotia Capital (USA)